SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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The Ryland Group, Inc.

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RYLAND

THE RYLAND GROUP, INC.
24025 Park Sorrento, Suite 400
Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     To the Stockholders:

     Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. will be held at The Ryland Group, Inc. Corporate Office, 24025 Park Sorrento, Suite 400, Calabasas, California, on April 24, 2002, at 9:00 A.M., Local Time, for the following purposes:

1.	To elect eleven Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and shall qualify.

2.	To approve The Ryland Group, Inc. 2002 Equity Incentive Plan.

3.	To act upon other business properly brought before the meeting.

     Stockholders of record at the close of business on February 7, 2002, are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Corporation an instrument of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

TIMOTHY J. GECKLE Secretary

March 15, 2002

PROXY STATEMENT
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INFORMATION CONCERNING THE BOARD OF DIRECTORS
COMPENSATION OF DIRECTORS
AUDIT COMMITTEE REPORT
2001 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED STOCK OPTION EXERCISES IN 2001 AND YEAR-END STOCK OPTION VALUES
EMPLOYMENT AGREEMENTS
COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK
PROPOSAL TO APPROVE THE RYLAND GROUP, INC. 2002 EQUITY INCENTIVE PLAN
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDERS’ PROPOSALS
OTHER MATTERS
THE RYLAND GROUP, INC. 2002 EQUITY INCENTIVE PLAN

PROXY STATEMENT

     The enclosed proxy is being solicited by The Ryland Group, Inc. (the “Corporation”) for use at the Annual Meeting of Stockholders on April 24, 2002. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 15, 2002. The Annual Report of the Corporation for the year ended December 31, 2001, including financial statements and accompanying notes, is enclosed with this Proxy Statement. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of the Corporation an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

     The approval of The Ryland Group, Inc. 2002 Equity Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Absentions and broker non-votes will not be considered votes cast for the foregoing purpose.

     The Corporation will utilize the services of Georgeson Shareholder Communications in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,500 plus expenses. The Corporation may also solicit proxies by mail, personal interview or telephone by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by the Corporation. Arrangements will be made by the Corporation for the forwarding to beneficial owners, at the Corporation’s expense, of soliciting materials by brokerage firms and others.

     Only stockholders of record at the close of business on February 7, 2002 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of the Corporation entitled to vote at the meeting are shares of Common Stock. There were 13,316,116 shares of Common Stock outstanding as of the close of business on February 7, 2002. The Common Stock of the Corporation does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters.

ELECTION OF DIRECTORS

     All Directors (eleven in number) are nominated for election to hold office until the next Annual Meeting of Stockholders and until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the eleven persons named below.

     Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

Name, Age and
Year in which
First Elected
a Director	Principal Occupation for Five Prior Years and Other Information

R. Chad Dreier 54 (1993)	Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation.

Leslie M. Frecon 48 (1998)	President, L Frecon Enterprises; Senior Vice President, Corporate Finance, of General Mills Inc., until 1998.

Roland A. Hernandez 44 (2001)	Chairman of the Board and Chief Executive Officer of Telemundo Group, Inc. until 2000; Chief Executive Officer and President of Telemundo Group, Inc. until 1998; Director of Wal-Mart Stores, Inc.

William L. Jews 50 (1994)	President and Chief Executive Officer of CareFirst Blue Cross Blue Shield and Chief Executive Officer of Blue Cross Blue Shield of Delaware and Washington, D.C.; President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., until 1998; Director of MuniMae, Inc., Choice Hotels, MBNA and Ecolab, Inc.

William G. Kagler 69 (1985)	Retired President of The Kroger Company; Director of Fifth Third Bankcorp and Union Central Life Insurance Co.

Ned Mansour 53 (2000)	President of Mattel, Inc. until 2000; President, Corporate Operations, of Mattel, Inc. until 1999.

Robert E. Mellor 58 (1999)	President, Chief Executive Officer and Director of Building Materials Holding Corporation; Of Counsel, Gibson, Dunn & Crutcher, LLP (Law Firm) until 1997; Director of California Chamber of Commerce and Coeur d’Alene Mines Corporation.

Norman J. Metcalfe 59 (2000)	Vice Chairman and Chief Financial Officer of The Irvine Company until 1997; Director of The Tejon Ranch Company.

Charlotte St. Martin 56 (1996)	Executive Vice President of Loews Hotels.

Paul J. Varello 58 (1999)	Chairman and Chief Executive Officer of American Ref-Fuel Company until 2001.

John O. Wilson 63 (1987)	Executive Vice President and Chief Economist of Bank of America Corporation, until 1998; Director of Calpine Corporation and California Council on Science and Technology.

     THE BOARD OF DIRECTORS RECOMMEND THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THE NOMINEES REQUIRES A PLURALITY OF THE VOTES CAST WITH A QUORUM PRESENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Corporation, the only beneficial owners of more than 5 percent of the outstanding shares of Common Stock, as of February 15, 2002, are as follows:

	Amount and Nature
Name and Address	of Beneficial Ownership		Percent of Class

Capital Growth Management Limited Partnership	1,690,400	(1)	12.7
One International Place
Boston, MA 02110
Barclays Global Investors, N.A.	964,418	(2)	7.2
45 Fremont Street
San Francisco, CA 94105

(1)	According to Schedule 13G dated January 11, 2002, filed with the Securities and Exchange Commission, 1,552,300 of these shares are owned with sole voting power, and all of these shares are owned with shared dispositive power.

(2)	According to Schedule 13G dated February 12, 2002, filed with the Securities and Exchange Commission, 878,638 of these shares are owned with sole voting and all of these shares are owned with sole dispositive power.

     The following table sets forth, as of February 7, 2002, the number of shares of Common Stock of the Corporation beneficially owned by the Directors of the Corporation, nominees for Director, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

Number of Shares
Name	Beneficially Owned (1)

R. Chad Dreier	650,742
Leslie M. Frecon	10,205
Roland A. Hernandez	0
William L. Jews	15,424
William G. Kagler	10,440
Ned Mansour	8,053
Robert E. Mellor	10,736
Norman J. Metcalfe	24,053
Charlotte St. Martin	12,414
Paul J. Varello	8,361
John O. Wilson	4,438
John M. Garrity	79,494
Gordon A. Milne	22,150
Daniel G. Schreiner	37,525
Kipling W. Scott	59,676
Directors and executive officers as a group (20 persons)	1,125,117

(1)	With the exception of Mr. Dreier, no other Director, nominee or executive officer beneficially owns more than 1 percent of the Corporation’s outstanding Common Stock. Mr. Dreier beneficially owns 4.9 percent of the outstanding Common Stock of the Corporation. Directors, nominees and executive officers as a group beneficially own 8.4 percent of the outstanding Common Stock of the Corporation. All of the shares in the table are owned individually with sole voting and sole dispositive power.

Includes shares subject to stock options which may be exercised within 60 days of February 7, 2002, as follows: Mr. Dreier, 490,000 shares; Ms. Frecon, 8,000 shares; Mr. Jews, 12,000 shares; Mr. Kagler, 6,000 shares; Mr. Mansour, 5,000 shares; Mr. Mellor, 7,000 shares; Mr. Metcalfe, 10,000 shares; Ms. St. Martin, 10,000 shares; Mr. Varello, 7,000 shares; Mr. Garrity, 64,900 shares; Mr. Milne, 12,150 shares; Mr. Schreiner, 32,525 shares; Mr. Scott, 44,900 shares; and Directors and executive officers as a group, 842,675 shares.

Includes shares represented by restricted stock units as follows: Mr. Dreier, 60,000 shares; Mr. Garrity, 10,000 shares; Mr. Milne, 10,000 shares; Mr. Schreiner, 5,000 shares; and Mr. Scott, 10,000 shares.

Includes shares of Common Stock which have been allocated to participants’ accounts under the Corporation’s Retirement Savings Opportunity Plan as follows: Mr. Dreier, 742 shares; Mr. Garrity, 617 shares; Mr. Scott, 611 shares; and executive officers as a group, 5,554 shares.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During 2001, the Board of Directors held four meetings. All Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2001. The Board of Directors of the Corporation has Audit, Compensation, Finance and Nominating and Governance Committees.

     The Audit Committee of the Board of Directors is composed of Directors Frecon, Hernandez, Mansour, Varello and Wilson. The Audit Committee reviews the Corporation’s financial statements and reports, the audit services provided by the Corporation’s independent public accountants and the reports of the Corporation’s internal auditors. During 2001, five meetings of the Audit Committee were held. Please review the Audit Committee Report contained in this Proxy Statement on page 5.

     The Compensation Committee of the Board of Directors determines and approves the Corporation’s compensation plans and the amount and form of compensation awarded and paid to executive officers and key employees of the Corporation, including awards and distributions under the Corporation’s compensation plans. Directors Jews, Kagler, Mellor and St. Martin serve as its members. During 2001, the Compensation Committee held three meetings. Please review the 2001 Compensation Committee Report on Executive Compensation contained in this Proxy Statement on page 6.

     The Finance Committee of the Board of Directors is composed of Directors Frecon, Mellor, Metcalfe and Wilson. The Finance Committee reviews and monitors the financial plans and capital structure of the Corporation. There were three meetings of the Finance Committee during 2001.

     The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board and makes recommendations about the composition of the Board’s committees. Directors Jews, Kagler, St. Martin and Varello are the members of the Nominating and Governance Committee, which held three meetings during 2001. The Nominating and Governance Committee will consider nominees suggested by stockholders for election to the Board of Directors. Recommendations by stockholders are forwarded to the Secretary of the Corporation and should identify the nominee by name and provide information about the nominee’s background and experience.

COMPENSATION OF DIRECTORS

     Each Director who is not an employee receives an annual fee of $45,000; half of this amount is paid in cash and half is paid in the Corporation’s Common Stock. Each non-employee Director is paid an additional $1,500 in cash for each meeting attended of the Board of Directors and of committees of the Board of Directors, with the exception of the Committee Chairperson who is paid $2,000 in cash. A Director may elect to have all or any part of the fees deferred under the Corporation’s Executive and Director Deferred Compensation Plan. Under this Plan, amounts elected to be deferred are not included in a Director’s gross income for income tax purposes until actually distributed to the Director. Directors who are employees of the Corporation do not receive additional compensation for service on the Board of Directors. During 2001, the Corporation donated $20,000 for each Director to charitable organizations on behalf of and as designated by each individual Director.

     The Corporation maintains a Non-Employee Director Equity Plan pursuant to which non-employee Directors receive stock options. On December 31, 2001, the Corporation granted each non-employee Director an option to purchase 5,000 shares of Common Stock at an exercise price of $73.20 per share with the exception of Mr. Hernandez who received an initial option to purchase 10,000 shares of Common Stock at an exercise price of $73.20 per share. The exercise price was the market price of the Common Stock on the date of grant. Stock options fully vest and become exercisable six months after the date of grant. Options are not exercisable after 10 years from the date of grant or three years after the date of termination of service on the Board of Directors.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which is the exchange on which the Corporation’s Common Stock is listed. The Board of Directors has adopted and approved a written charter for the Audit Committee. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards as well as the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended. The Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Committee has discussed with the internal and independent auditors, with and without management present, the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting. The Committee received from the independent auditors written disclosures regarding the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent auditors that firm’s independence and considered the compatibility of nonaudit services with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended and approved the selection of Ernst & Young LLP as the Company’s independent auditors for 2002. Representatives of Ernst &Young LLP are expected to be present at the Annual Meeting of Stockholders on April 24, 2002 with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions. Fees for the fiscal year of 2001 were: audit fees — $734,000 (annual audit — $464,000 and other audit-related services - $270,000); financial information systems design and implementation fees — $0; and all other fees — $271,000 (primarily tax-related services).

     Audit Committee of the Board of Directors
Leslie M. Frecon
Roland A. Hernandez
Ned Mansour
Paul J. Varello
John O. Wilson

     March 15, 2002

2001 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of four independent, non-employee directors. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of stockholder interests. The Compensation Committee also reviews and approves all salary arrangements and other compensation for executive officers, including the Chief Executive Officer, evaluates executive performance and considers related matters.

     The Corporation’s mission is to be a leader in the homebuilding industry, optimize the strength of its mortgage operations and maximize stockholder value. To accomplish these objectives, the Corporation is pursuing a comprehensive business strategy that emphasizes earnings per share and return on stockholders’ equity. The Compensation Committee is committed to implementing a compensation program which furthers the Corporation’s mission. This program adheres to the following compensation policies which are intended to facilitate the achievement of the Corporation’s business strategies:

•	All executive officers’, including the Chief Executive Officer’s, compensation programs should emphasize the relationship between pay and performance by including variable, at-risk compensation that is dependent upon the level of success in meeting specified financial and operational goals.

•	A portion of total compensation should be comprised of equity-based pay opportunities. Encouraging a personal proprietary interest provides a close identification with the Corporation and aligns executive officers’ interests with those of stockholders. This policy promotes a continuing focus on building profitability and stockholder value.

•	Compensation opportunities should enhance the Corporation’s ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives upon whom the successful operation and management of the Corporation depend.

Components of Compensation

     The Compensation Committee relates total compensation levels for the Corporation’s Chief Executive Officer and other executive officers to the compensation paid to executives of a peer group of companies. This peer group is comprised of large national homebuilding companies, which include many of the same companies within the Dow/Home Construction Index in the Performance Graph included in this Proxy Statement. However, the Compensation Committee believes that the Corporation’s competitors for executive talent also include other companies not included in this Index. Therefore, the Committee reviews general industry survey data on companies of comparable revenue size and reviews and approves the selection of companies used for compensation comparison purposes.

     The key elements of the Corporation’s executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive’s total compensation package.

Base Salary

     The Compensation Committee regularly reviews each executive’s base salary. Base salaries are targeted at median competitive levels and are adjusted by the Compensation Committee to recognize varying levels of responsibility, experience and breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on the Compensation Committee’s judgement of sustained levels of individual contribution to the Corporation.

     In accordance with his employment agreement dated April 21, 1999, Mr. Dreier, Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation, receives a base salary of $750,000.

Annual Incentives

     The annual incentive program promotes the Corporation’s pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses that are based on the profitability of the Corporation and its business units. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals.

     Bonus opportunities are set at median competitive levels for the peer group of companies. The various bonus plans are designed to incent and reward above-average performance from the executives and their business units.

     Under the terms of his employment agreement dated April 21, 1999, Mr. Dreier is eligible for an annual cash bonus equal to 1.2 percent of the consolidated pretax income of the Corporation that is equal to or less than the prior year’s amount, plus 1.5 percent of the amount of consolidated pretax income that exceeds the prior year’s amount, as adjusted by the Compensation Committee to eliminate the effect of unusual items. In accordance with his employment agreement, Mr. Dreier received an annual cash bonus of $3,048,412 for 2001. Mr. Dreier also received a discretionary bonus of $250,000 in recognition of the Corporation’s performance in 2001.

     Eligible executives on the corporate staff receive bonuses based upon a percentage of the corporate pre-tax earnings with no minimum or maximum bonus amounts. Executives in the Corporation’s homebuilding and mortgage operations receive bonuses based on a percentage of the pretax earnings of their business units, with no minimum or maximum bonus amounts.

Long-Term Incentives

     In keeping with the Corporation’s commitment to provide a total compensation package which includes at-risk components, long-term incentive compensation comprises a significant portion of the value of an executive’s total compensation package.

     When awarding long-term incentives, the Compensation Committee considers an executive’s level of responsibility, prior compensation experience, historical award data, individual performance criteria and the compensation practices at peer group companies. Long-term incentives are in the form of stock options, restricted stock units, common stock and cash.

     Stock Options and Restricted Stock Units

     Stock options are granted at an option price which is the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. Restricted stock units may be periodically awarded to executive officers with restrictions on vesting and payout. The value of the restricted stock units is dependent on the value of the Corporation’s common stock and is, therefore, tied to the interest of stockholders. The size of the award can be adjusted based on individual factors and historical award data.

     TRG Incentive Plan

     The TRG Incentive Plan provides for awards based on the Corporation’s financial performance. Each year, the Compensation Committee establishes maximum award levels for each executive officer based on a percentage of the executive’s base salary. Executives can earn cash or common stock awards based on the extent to which pre-established financial goals are achieved by the Corporation. Awards are payable in cash or common stock with vesting occurring over three years.

     The Compensation Committee believes that the TRG Incentive Plan provides executives with an immediate link to the interest of stockholders, focuses them on company-wide performance and provides incentives that are longer-term than annual bonuses but less remote than retirement benefits. The Compensation Committee believes that the TRG Incentive Plan will enhance the Corporation’s ability to maintain a stable executive team focused on the Corporation’s long-term success.

     For 2001, the Compensation Committee designated return on stockholders’ equity as the performance measure for the TRG Incentive Plan. Based on the Corporation’s performance in 2001, which exceeded the targeted return on equity, the Compensation Committee determined that the TRG Incentive Plan awards for 2001 were 203 percent of the target award value. A target award value for 2001 of 120 percent of base salary was established by the Compensation Committee for Mr. Dreier. Based on the Corporation’s performance in 2001, which exceeded the targeted return on equity performance measure, Mr. Dreier received a TRG Incentive Plan award of $1,827,720.

Retirement Plans

     The Corporation does not sponsor a defined benefit retirement plan but does provide executives with the ability to accumulate retirement assets through defined contribution plans. Executive officers participate in the Corporation’s Retirement Savings Opportunity Plan up to the statutory limits. Because of these statutory limits, the Corporation also offers executive officers the ability to defer additional pay and to receive corresponding company-matching contributions through the Executive and Director Deferred Compensation Plan.

Policy with Respect to the $1 Million Deduction Limit

     It is the policy of the Compensation Committee to continually evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Internal Revenue Code Section 162(m) as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions which it deems to be in the interest of the Corporation and its stockholders which may not qualify for tax deductibility.

Conclusion

     The Compensation Committee believes these executive compensation policies and programs serve the interests of the stockholders and the Corporation effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation’s overall future success, thereby enhancing the value of the Corporation for the stockholders’ benefit.

     The Compensation Committee will continue to monitor the effectiveness of the Corporation’s total compensation program to meet the current and future needs of the Corporation.

     Compensation Committee of the Board of Directors
William L. Jews
William G. Kagler
Robert E. Mellor
Charlotte St. Martin

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation

					Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(b)	Compensation(c)	Awards(d)	Options	Compensation(e)

Mr. Dreier — Chairman of the Board	2001	$750,000	$3,907,591	$1,415,224	$0	0	$1,439,154
of Directors, President and Chief	2000	$750,000	$2,189,951	$1,000,436	$1,260,000	0	$1,227,164
Executive Officer of The Ryland	1999	$750,000	$1,775,554	$155,475	$1,147,500	200,000	$1,141,505
Group, Inc.

Mr. Milne — Senior Vice President	2001	$325,000	$522,299	$25,704	$553,900	0	$380,251
and Chief Financial Officer of	2000	$283,654	$326,174	$64,930	$0	35,000	$410,580
The Ryland Group, Inc. (a)

Mr. Garrity — Senior Vice President	2001	$300,000	$1,363,100	$0	$553,900	0	$418,710
of The Ryland Group, Inc.; President	2000	$251,923	$1,108,100	$0	$0	20,000	$262,931
of the South Region of Ryland Homes	1999	$240,385	$788,780	$0	$0	20,000	$216,223

Mr. Schreiner — Senior Vice President	2001	$240,000	$1,354,420	$0	$276,950	0	$288,040
of The Ryland Group, Inc.; President	2000	$230,385	$664,409	$0	$0	15,000	$234,725
of Ryland Mortgage Company	1999	$220,385	$418,492	$17,462	$0	15,000	$227,904

Mr. Scott — Senior Vice President of	2001	$300,000	$1,600,307	$0	$553,900	0	$408,164
The Ryland Group Inc.; President of	2000	$251,923	$952,419	$0	$0	20,000	$259,352
the North Region of Ryland Homes	1999	$240,385	$741,738	$0	$0	20,000	$215,013

(a)	Mr. Milne joined the Corporation as Chief Financial Officer and Senior Vice President in January 2000.

(b)	Includes bonuses for 2001, 2000, and 1999, which were paid in 2002, 2001, and 2000, respectively. Includes for 2001, 2000 and 1999, the dollar value of the initial vested portion of awards under the TRG Incentive Plan as follows: Mr. Dreier 2001 — $609,179, 2000 — $505,389, 1999 — $461,204; Mr. Milne 2001 — $153,987, 2000 — $117,924; Mr. Garrity 2001 — $162,448, 2000 — $98,270, 1999 — $86,091; Mr. Schreiner 2001 - $113,713, 2000 — $90,409, 1999 — $78,917; Mr. Scott 2001 — $162,448, 2000 — $98,270, 1999 — $86,091.

(c)	Includes the gross-up adjustment for taxes on relocation reimbursements as follows: Mr. Dreier 2000 — $16,193, 1999 — $86,421; Mr. Milne 2001 - $25,704, 2000 — $64,930; and Mr. Schreiner 1999 — $17,462. Also includes Medicare taxes and gross-up adjustments paid to Mr. Dreier for vested restricted stock units as follows: 2001 — $1,343,638, 2000 — $913,396, 1999 — $8,751; and the personal health and services allowance and medical and fitness reimbursement paid to Mr. Dreier as follows: 2001 - $71,586, 2000 — $70,847, 1999 — $60,303.

(d)	Mr. Dreier was awarded 45,000 restricted stock units by the Corporation in 1999. The value of the restricted stock units, which is included in 1999 compensation, was based on the $25.50 closing price of the Corporation’s Common Stock on the date of grant. Mr. Dreier was awarded an additional 45,000 restricted stock units by the Corporation in 2000. The value of the restricted stock units, which is included as 2000 compensation, was based on the $28.00 closing price of the Corporation’s Common Stock on the date of grant. The units have vested and shares of Common Stock were delivered to Mr. Dreier.

At December 31, 2001, the number and value of restricted stock units held by Mr. Dreier was 60,000 units at a value of $4,392,000.

Messrs. Milne, Garrity and Scott were each awarded 10,000 restricted stock units and Mr. Schreiner was awarded 5,000 restricted stock units by the Corporation in 2001. The value of the restricted stock units, which is included in 2001 compensation, is based on the $55.39 closing price of the Corporation’s Common Stock on the date of grant. The units vest and shares of Common Stock are delivered in three annual installments of 3,300 shares on March 15, 2002, 3,300 shares on March 15, 2003, and 3,400 shares on March 15, 2004 for each of Messrs. Milne, Garrity and Scott, and three annual installments of 1,650 shares on March 15, 2002, 1,650 shares on March 15, 2003, and 1,700 shares on March 15, 2004 for Mr. Schreiner. Messrs. Milne, Garrity, Schreiner and Scott are entitled to all regular quarterly dividends equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the Corporation on its Common Stock.

At December 31, 2001, the number and value of restricted stock units held by each of Messrs. Milne, Garrity, and Scott was 10,000 units at a value of $732,000 each and the number and value of restricted stock units held by Mr. Schreiner was 5,000 units at a value of $366,000.

(e)	Includes the Corporation’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan: Mr. Dreier 2001 — $146,074, 2000 — $123,861, 1999 — $95,434; Mr. Milne 2001 — $31,995, 2000 — $17,019; Mr. Garrity 2001 — $78,590, 2000 - $57,277, 1999 — $39,552; Mr. Schreiner 2001 — $48,840, 2000 — $34,198, 1999 — $23,723; and Mr. Scott 2001 — $69,249, 2000 — $54,454, 1999 - $39,380; the value of term life insurance paid under the Corporation’s split dollar life insurance plan: Mr. Dreier 2001 — $14,897, 2000 - $14,197, 1999 — $11,986; Mr. Milne 2001 — $1,604, 2000 — $1,219; Mr. Garrity 2001 — $3,734, 2000 — $2,674, 1999 — $2,747; Mr. Schreiner 2001 - $1,225, 2000 — $953, 1999 — $678; Mr. Scott 2001 — $2,529, 2000 - $1,918, 1999 — $1,740; deferred cash and earnings under the TRG Incentive Plan: Mr. Dreier 2001 — $1,278,183, 2000 — $1,043,596, 1999 - $929,970; Mr. Milne 2001 — $317,277, 2000 — $235,884; Mr. Garrity 2001 - $336,386, 2000 — $202,980, 1999 — $173,924; Mr. Schreiner 2001 - $237,975, 2000 — $185,859, 1999 — $158,406; and Mr. Scott 2001 - $336,386, 2000 — $202,980, 1999 — $173,893; and reimbursements for relocation expenses: Mr. Dreier 2000 — $45,510, 1999 — $104,115; Mr. Milne 2001 — $29,375, 2000 — $156,457; and Mr. Schreiner 2000 — $13,715, 1999 — $45,097.

AGGREGATED STOCK OPTION EXERCISES IN 2001
AND YEAR-END STOCK OPTION VALUES

			Number of Securities Underlying		Value of Unexercised In-the-
			Unexercised Options at Year End		Money Options at Year End
	Shares Acquired	Value
Name	on Exercise	Realized(a)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Dreier	40,000	$1,238,398	500,000	60,000	$27,668,750	$2,862,000
Mr. Garrity	10,000	$339,550	69,800	20,200	$3,610,041	$1,044,521
Mr. Milne	8,475	$384,894	3,075	23,450	$156,231	$1,308,363
Mr. Schreiner	9,900	$264,205	34,950	15,150	$1,743,048	$783,391
Mr. Scott	39,000	$1,329,582	44,800	20,200	$2,217,541	$1,044,521

(a)	Market price at exercise less exercise price.

EMPLOYMENT AGREEMENTS

     On April 21, 1999, the Corporation entered into an employment agreement with Mr. Dreier for a period extending until December 31, 2003. This agreement was amended on September 20, 2000. The agreement provides for one-year extensions subject to a right of termination upon notice at least 180 days prior to the end of the agreement’s term. Under the agreement, Mr. Dreier will receive a base salary of $750,000 per year and is eligible for an annual cash bonus equal to 1.2 percent of the adjusted consolidated pretax income of the Corporation up to the prior year’s amount, plus 1.5 percent of the amount of adjusted consolidated pretax income of the Corporation that exceeds the prior year’s amount. Mr. Dreier also received a stock option grant for 200,000 shares of the Corporation’s Common Stock at an exercise price of $25.50 per share. Mr. Dreier was granted 90,000 restricted stock units that have vested and were paid to Mr. Dreier together with a gross-up adjustment. If Mr. Dreier’s employment is terminated without “cause,” Mr. Dreier receives salary and benefits for the remaining term of the agreement or 24 months, whichever is greater, a bonus payment for the year of termination, and a payment of all vested benefits and awards. In the event of a termination of Mr. Dreier’s employment within three years of a “change-in-control” of the Corporation, he receives a cash payment equal to three times his highest annual salary and bonus, accelerated vesting under benefit and equity plans of the Corporation, two years of continued receipt of his current benefits as well as relocation and outplacement assistance.

     The Corporation has senior executive severance agreements pursuant to which, upon termination of employment within three years of a “change-in-control” of the Corporation, certain executive officers, including Messrs. Garrity, Milne, Schreiner and Scott, receive a cash payment equal to two times the highest annual compensation paid during the three years prior to termination, accelerated vesting under benefit and equity plans of the Corporation, and relocation and outplacement assistance.

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK
(Stock Price Appreciation Plus Dividends)

     This chart graphs the Corporation’s performance in the form of cumulative total return to stockholders during the previous five years in comparison to the Standard and Poor’s 500 Index and the Dow/Home Construction Index. The Dow/Home Construction Index includes the following companies: Pulte Homes, Inc.; Centex Corporation; KB Home Corporation; Champion Enterprises, Inc.; Lennar Corporation; Clayton Homes, Inc.; D.R. Horton, Inc.; M.D.C. Holdings, Inc.; NVR, Inc.; and Toll Brothers, Inc.

$600
$550
$500
$450
$400
$350
$300
$250
$200
$150
$100
(a)
1997
1998
1999
2000
2001
Year Ended December 31
The Ryland Group, Inc.
Standard and Poor's 500
Dow/Home Construction

(a)	Assumes that the value of the Common Stock of the Corporation and the Indices were $100 on January 1, 1997, and that all dividends were reinvested.

PROPOSAL TO APPROVE THE RYLAND GROUP, INC.
2002 EQUITY INCENTIVE PLAN

     The Corporation’s proposed 2002 Equity Incentive Plan (the “Plan”) was recommended by the Compensation Committee (the “Committee”) and approved by the Board of Directors on February 27, 2002. We believe that the Plan is critical to our ability to continue to attract, retain and motivate our key personnel. It will enable us to provide incentives and to encourage capital accumulation and stock ownership by key personnel in order to increase their proprietary interest in our success. Our 1992 Equity Incentive Plan that we use to provide such equity incentives to key personnel expires on April 15, 2002.

     No stock options or other awards have been granted under the Plan. The Committee has not considered what awards will be made under the Plan, and, consequently, the number of shares that will be covered by any such awards and the persons to whom awards will be made cannot be determined.

     There currently remain approximately 12,652 shares of Common Stock available for award under our 1992 Equity Incentive Plan. Information concerning outstanding grants under that plan is contained in our 2001 Annual Report to Stockholders. This proposal, upon approval by the stockholders, will make unused shares under the 1992 Equity Incentive Plan available for grant under the proposed Plan. In addition, we are asking the stockholders to approve an additional 650,000 shares to be made available for award under the new Plan. Based on the level of stock option grants made in recent years the proposed Plan will provide sufficient option capacity for the next three years, which we think is reasonable under the circumstances.

     In addition, the 2002 Plan eliminates or modifies certain terms of the 1992 Equity Incentive Plan in a way we think is preferable. We simplified the Plan as compared to the 1992 Equity Incentive Plan and updated it by:

•	eliminating the ability to reprice stock options granted under the Plan without prior stockholder approval,

•	eliminating the ability to grant discount stock options,

•	limiting the total number of stock awards, i.e., full-value awards, that may be granted under the Plan to 130,000 shares,

•	specifying a maximum limit on the number of shares that any one person may be awarded under the Plan per year, and

•	eliminating the ability to make loans to participants in connection with awards under the Plan.

     The Plan, if approved by the stockholders, will be effective April 24, 2002, and will remain in effect until April 24, 2012, unless it is terminated by the Board at an earlier date.

     A copy of the Plan is attached hereto as Exhibit A. The following summary description is qualified by reference to the Plan.

Summary of Proposed Equity Incentive Plan

     Number of Shares

     The number of shares available for issuance under the Plan includes approximately 12,652 shares carried over from the 1992 Equity Incentive Plan and 650,000 new shares available under the terms of the 2002 Plan. Any shares of our Common Stock covered by an award (or portion of an award) granted under the Plan or the 1992 Equity Incentive Plan that is forfeited, expires or is canceled without delivery of shares of our Common Stock, or which are tendered to us as full or partial payment of the exercise price or related tax withholding obligations, will again be available for award under the Plan.

     The following additional maximums are imposed under the Plan. The maximum number of shares of our Common Stock that may be issued in connection with incentive stock options intended to qualify under Internal Revenue Code section 422 is the number of shares initially available for award on the effective date of the Plan. The maximum number of shares of our Common Stock that may be issued in conjunction with stock awards under the Plan is 130,000 shares. The maximum number of shares of our Common Stock subject to awards of any combination that may be granted under the Plan during any calendar year to any one person is 500,000 shares.

     The number of shares reserved for issuance under the Plan, and the limits on the number of awards that may be granted under the Plan to any one participant or of a particular type, as described above, are subject to adjustment to reflect certain subsequent capital adjustments such as stock dividends, stock splits, and share exchanges.

     Administration; Eligibility

     The selection of the participants in the Plan and the term of awards granted to each participant will be determined by the Committee, which may delegate authority to make awards to persons who are not subject to Section 16 of the Securities Exchange Act of 1934 to a committee of officers. Key employees as well as other individuals providing bona fide services to or for the Company or its affiliates are eligible to receive awards under the Plan. We estimate that approximately 180 employees at present are eligible to receive awards under the Plan.

     Types of Awards

     The Plan allows for the grant of stock options, stock appreciation rights, restricted stock and stock unit awards in any combination, separately or in tandem. The Committee will determine the terms and conditions of awards granted under the Plan, including the times when awards vest and their exercise periods following certain events, such as termination of employment. All awards granted under the Plan will fully vest and remain exercisable following a change in control of The Ryland Group, Inc.

     Stock Options. The Committee may grant either incentive stock options qualified with respect to Internal Revenue Code section 422, or options not qualified under any section of the Internal Revenue Code (“non-qualified options”). All stock options granted under the Plan must have an exercise price at least as great as the fair market value of our underlying Common Stock on the grant date. As of March 1, 2002, the fair market value of a share of our Common Stock, determined by the last reported sale price per share on that date as quoted on the New York Stock Exchange, was $91.40. No stock option granted under the Plan may have a term longer than 10 years. The exercise price of stock options may be paid in cash or, if the Committee permits, by tendering shares of Common Stock, or by any other means the Committee approves.

     Stock Appreciation Rights. The Committee may grant stock appreciation rights which provide the grantee the right to receive a payment (in cash, Common Stock or a combination of both) equal to the difference between the fair market value of a specific number of shares of our Common Stock on the grant date and the fair market value of such shares on the date of exercise. Although stock appreciation rights have been available for grant under the 1992 Equity Incentive Plan, the Committee has never granted this type of award.

     Restricted Stock Awards. Awards of shares of Common Stock may be issued with or without payment of consideration by the participant. All or part of any stock award may be subject to conditions and restrictions, which the Committee will specify. The Committee granted an aggregate of 65,000 shares of restricted stock under our 1992 Equity Incentive Plan.

     Stock Unit Awards. Awards of stock units may be issued with or without payment of consideration by the participant. All or part of any stock unit award may be subject to conditions and restrictions, which the Committee will specify. Stock units granted to a participant will be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of our assets. Except as otherwise provided in the applicable grant agreement, the grantee will not have the rights of a stockholder with respect to any shares of Common Stock represented by a stock unit solely as a result of the grant of a stock unit. The Committee granted an aggregate of 210,000 stock units under our 1992 Equity Incentive Plan.

     Amendments

     The Committee may alter, amend, suspend, or discontinue the Plan or any portion of the Plan at any time, but no such action may be taken without stockholder approval if it materially increases the benefits to participants, including modifying the minimum exercise prices or increases the number of shares of our Common Stock that may be issued under the Plan. The Committee may alter or amend awards under the Plan, but no such action may be taken without the consent of the participant if it would materially adversely affect an outstanding award, and no such action may be taken if it would result in repricing a stock option to a lower exercise price other than to reflect a capital adjustment such as a stock split.

     Federal Income Tax Consequences

     The following is a general summary of the federal income tax treatment of incentive stock options and non-qualified stock options, which are authorized for grant under the Plan, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

     Incentive Stock Options. Incentive stock options under the Plan are intended to meet the requirements of Internal Revenue Code section 422. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to option may result in alternative minimum tax liability to the option holder) and we will be allowed no deduction as a result of such exercise, if the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of The Ryland Group, Inc. or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. If the option holder sells the stock after complying with these conditions, any gain realized over the price paid for the stock will ordinarily be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

     If the option holder fails to comply with the employment requirements discussed above, the tax consequences will be substantially the same as for a non-qualified option, discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the stock on the date the option was exercised over the exercise price or (b) the excess of the amount realized upon such disposition over the adjusted tax basis of the stock. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we will be allowed an equivalent deduction in the same year.

     Non-Qualified Stock Options. No tax consequences result from the grant of the option. An option holder who exercises a non-qualified stock option will generally realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction from income in the same amount. Any subsequent gain or loss will be a capital transaction.

     Disallowance of Deductions. The Internal Revenue Code disallows deductions for publicly held corporations with respect to compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if certain statutory requirements are satisfied. Under this exception, the deduction limitation does not apply with respect to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan, such as the Plan, that limits the number of shares that may be issued to any individual and which is approved by the corporation’s stockholders.

Recommendation of the Board of Directors; Vote Required

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE PROPOSED 2002 EQUITY INCENTIVE PLAN. APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH A QUORUM PRESENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE PROPOSED 2002 EQUITY INCENTIVE PLAN UNLESS OTHERWISE SPECIFIED.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon the Corporation’s review of Forms 3, 4 and 5 as well as any amendments submitted to the Corporation during 2001 for any person subject to Section 16 of the Securities Exchange Act of 1934 (The Exchange Act), Mr. David Fristoe failed to file on a timely basis during 2001 one report on Form 4 required by Section 16(a) of The Exchange Act for one transaction.

STOCKHOLDERS’ PROPOSALS

     Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders of the Corporation must be received by the Corporation on or before November 15, 2002, and must comply with the applicable rules of the Securities and Exchange Commission in order to be included in the Corporation’s Proxy Statement and proxy relating to the 2003 Annual Meeting of Stockholders. In addition, under the Corporation’s bylaws, in order for a shareholder proposal or director nomination to come before the Annual Meeting of Stockholders, proposals and nominations must be made in accordance with the bylaws of the Corporation, which require appropriate notice to the Corporation of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by the Corporation, then the Corporation must receive the notice of nomination or the proposal not later than the close of business on the 10th day following the date the Corporation first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2003 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April in 2003, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with the Corporation’s bylaws.

OTHER MATTERS

     If any other business should come before the meeting, the proxy holders will vote according to their discretion.

EXHIBIT A

THE RYLAND GROUP, INC.
2002 EQUITY INCENTIVE PLAN

     1. Purpose and Types of Awards

     The purpose of THE RYLAND GROUP, INC. 2002 EQUITY INCENTIVE PLAN (the “Plan”) is to promote the long-term growth and profitability of the Corporation by providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation.

     The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, stock units, or any combination of the foregoing.

     2. Definitions

     Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a)	“Affiliate” shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Corporation (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(b)	“Award” shall mean any stock option, stock appreciation right, restricted or unrestricted stock award, or stock unit award.

(c)	“Board” shall mean the Board of Directors of the Corporation.

(d)	“Change in Control” shall mean:

(i)	The acquisition by any person, other than the Corporation or any employee benefit plans of the Corporation, of beneficial ownership of 20 percent or more of the combined voting power of the Corporation’s then outstanding voting securities;

(ii)	The first purchase under a tender offer or exchange offer, other than an offer by the Corporation or any employee benefit plans of the Corporation, pursuant to which shares of Common Stock have been purchased;

(iii)	During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Corporation of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv)	Approval by stockholders of the Corporation of a merger, consolidation, liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(f)	“Common Stock” shall mean shares of common stock, $1.00 par value, of the Corporation.

(g)	“Corporation” shall mean The Ryland Group, Inc. and its successors and assigns.

(h)	“Designated Beneficiary” shall mean the beneficiary designated by an Award holder, in a manner and to the extent determined by the Administrator, to receive amounts due or exercise rights of the Award holder in the event of the Award holder’s death. In the absence of an effective designation by an Award holder, “Designated Beneficiary” shall mean the Award holder’s estate.

(i)	“Effective Date” shall mean the date the Plan is approved by the stockholders of the Corporation.

(j)	“Fair Market Value” shall mean, with respect to a share of the Corporation’s Common Stock or other property for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, “Fair Market Value” with respect to a share of the Corporation’s Common Stock shall mean, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; (ii) the last sale price on the relevant date quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2.1(i) shall mean either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator’s discretion.

(k)	“Grant Agreement” shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

(l)	“1992 Equity Incentive Plan” shall mean The Ryland Group, Inc. 1992 Equity Incentive Plan, the term of which expires on April 15, 2002.

     3. Administration

(a)	Administration of the Plan. The Plan shall be administered by the Board, the Compensation Committee of the Board, or any committee or committees that are appointed by the Compensation Committee or the Board from time to time (the Board, the Compensation Committee of the Board and any appointed committee or committees are referred to as the “Administrator”).

(b)	Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(c) of the Plan, (A) any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder, and (B) the exercise price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new stock option with a lower exercise price); and (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other service relationship with the Corporation.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable. To the extent permitted by applicable law, the Administrator may delegate to one or more executive officers of the Corporation the power to (i) grant Awards to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, or any successor provision and are not officers of the Corporation, and (ii) make all determinations under the Plan with respect thereto, provided that the Administrator shall fix the maximum amount of such Awards for the group and a maximum for any one Award recipient.

(c)	Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d)	Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e)	Indemnification. To the maximum extent permitted by law and by the Corporation’s charter and by-laws, the members of the Administrator shall be indemnified by the Corporation in respect of all their activities under the Plan.

(f)	Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Corporation, and their respective successors in interest.

     4. Shares Available for the Plan; Maximum Awards

(a)	Subject to the following provisions of this Section 4 and adjustments as provided in Section 7(c) of the Plan, the maximum number of shares of Common Stock that may be issued with respect to Awards granted under the Plan shall be equal to the sum of: (i) 650,000 shares of Common Stock; (ii) any shares of Common Stock remaining under the 1992 Equity Incentive Plan on the date such Plan expires that were not then subject to outstanding Awards; and (iii)any shares of Common Stock that are represented by Awards granted under the 1992 Equity Incentive Plan that are forfeited, expire or are canceled without delivery of shares of Common Stock or which result in the forfeiture of the shares of Common Stock back to the Corporation.

(b)	If any Award, or portion of an Award, under the Plan or the 1992 Equity Incentive Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Corporation in connection with any Award under the Plan or the 1992 Equity Incentive Plan (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Corporation, the shares subject to such Award and the surrendered and withheld shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to or withheld by the Corporation in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422 and provided further, that no more than the number of shares available for issuance on the Effective Date shall be made available for purchase pursuant to such incentive stock options.

(c)	If the exercise price of any stock option granted under the Plan or the 1992 Equity Incentive Plan is satisfied by tendering shares of Common Stock to the Corporation (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed to have been issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan. To the extent any shares of Common Stock covered by an Award are not delivered to an Award holder or the holder’s Designated Beneficiary because the Award is settled in cash, such shares shall not be deemed to have been issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan.

(d)	Notwithstanding the provisions of Section 4(a) of the Plan and subject to adjustment as provided in Section 7(c) of the Plan, the maximum number of shares of Common Stock that may be issued in conjunction with Awards granted pursuant to subsections (c) and (d) of Section 6 of the Plan (relating to restricted and unrestricted stock awards and stock units) shall be 130,000 shares of Common Stock; provided, however, that any shares of Common Stock that are forfeited back to the Corporation with respect to any such Awards shall be available for further Awards under subsections (c) and (d) of Section 6 of the Plan.

(e)	Subject to adjustments as provided in Section 7(c) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Corporation to any one individual under this Plan shall be limited to 500,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

     5. Participation

     Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Corporation, or of any Affiliate of the Corporation, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Corporation or an Affiliate provided that such Awards shall not become vested prior to the date the individual first performs such services.

     6. Awards

     The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock, by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

(a)	Stock Options. The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Corporation or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Corporation. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option. All stock options granted under the Plan must have an exercise price at least equal to Fair Market Value as of the date of grant and may not have a term longer than ten (10) years. Except for adjustments pursuant to Section 7(c), the exercise price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new stock option with a lower exercise price.

(b)	Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. The base price per share with respect to an SAR shall in no event be lower than Fair Market Value as of the date of grant. Payment by the Corporation of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(c)	Stock Awards. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

(d)	Stock Units. The Administrator may from time to time grant Awards to eligible participants denominated in stock- equivalent units in such amounts and on such terms and conditions as it shall determine. Stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Corporation’s assets. An Award of stock units may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Shares of Common Stock awarded in connection with an Award of stock units may be issued for such consideration as may be determined by the Administrator, including for no consideration or such minimum consideration as may be required by law. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a stock unit solely as a result of the grant of a stock unit to the grantee.

     7. Miscellaneous

(a)	Withholding of Taxes. Grantees and holders of Awards shall pay to the Corporation or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Corporation or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Corporation or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

(b)	Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(c)	Adjustments; Business Combinations.

(i)	Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock of the Corporation, (A) the maximum number of shares reserved for issuance or with respect to which Awards may be granted under the Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Corporation to any individual, as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

(ii)	In the event of any other changes affecting the Corporation, the capitalization of the Corporation or the Common Stock of the Corporation by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator except as otherwise provided in Section 7(d), in its discretion and without the consent of holders of Awards, may make: (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual, as provided in Section 4 of the Plan, and to the number, kind and price of shares covered by outstanding Awards; and (B) any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Corporation or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

(iii)	The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and outstanding Awards.

(d)	Change in Control. Notwithstanding the provisions of Section 7(c)(ii), in the event of a Change in Control, all Awards under the Plan are automatically and fully vested and immediately exercisable or payable in whole or in part. The obligations of the Corporation pursuant to the Plan and performance with respect to rights of Award holders thereunder shall be assumed by any participant, successor-in-interest or beneficiary of or interested party in the Change in Control (collectively, the Change-in-Control Participant), and the Change-in Control Participant shall cause the Awards to be assumed, or new rights substituted therefor, by another entity.

(e)	Substitution of Awards in Mergers and Acquisitions in which the Corporation or an Affiliate is the Acquiring Entity. Solely in the event that the Corporation or an Affiliate is an acquiring entity in a merger, acquisition and other business combination, Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of a target entity who become or are about to become employees, officers, consultants or directors of the Corporation or an Affiliate as the result of a merger or consolidation of the employing entity with the Corporation or an Affiliate, or the acquisition by the Corporation or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f)	Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time; provided, however, that the provisions of Section 6(a) relating to stock option repricing shall not be amended without approval by the Corporation’s stockholders.

(g)	Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Corporation or shall interfere in any way with the right of the Corporation to terminate such service at any time with or without cause or notice. The Corporation expressly reserves the right at any time to dismiss an Award recipient free from any liability or claim under the Plan, except as expressly provided in the applicable Grant Agreement.

(h)	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

(i)	Designated Beneficiaries. Unless otherwise provided in the applicable Grant Agreement, amounts or certificates due an Award recipient after his or her death under an Award shall be paid or delivered to the Award recipient’s Designated Beneficiary in accordance with the terms and conditions of the Award.

(j)	Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

(k)	Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is approved by the stockholders of the Corporation. Prior to such approval, Awards may be made under the Plan expressly subject to such approval but any such Awards shall be void and ineffective if the Plan is not approved by the stockholders. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards shall be granted under the Plan after the close of business on April 24, 2012.

P R O X Y

THE RYLAND GROUP, INC.
Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders — April 24, 2002

The undersigned stockholder of The Ryland Group, Inc. (the “Corporation”) acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 15, 2002, and constitutes and appoints R. CHAD DREIER, Chairman, President and Chief Executive Officer of the Corporation, and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Ryland Group, Inc., 24025 Park Sorrento, Suite 400, Calabasas, California, on Wednesday, April 24, 2002 at 9:00 a.m., Local Time, and at any adjournments thereof.

If applicable, this card also provides voting instructions for any shares of Ryland common stock held on the undersigned’s behalf in The Ryland Group, Inc., Retirement Savings Opportunity Plan and instructs Vanguard Fiduciary Trust Company, the trustee, to vote all shares which the undersigned is entitled to vote.

(Continued and signed on reverse side)

* FOLD AND DETACH HERE *

[X]	Please mark your votes as in this example

This proxy, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, the proxy will be voted FOR the nominees listed below, FOR the approval of the 2002 Equity Incentive Plan, and in the discretion of the proxies upon other business properly brought before the meeting.

1.	Election of Directors

FOR all nominees [ ]	WITHHOLD AUTHORITY for all nominees [ ]

Nominees:	Mr. Dreier, Ms. Frecon, Mr. Hernandez, Mr. Jews, Mr. Kagler, Mr. Mansour, Mr. Mellor, Mr. Metcalfe, Ms. St. Martin, Mr. Varello, Mr. Wilson

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	Approval of the 2002 Equity Incentive Plan

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	In their discretion upon all other business as may properly come before the meeting.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope

SIGNATURE(S)	DATE

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